	     				                                 EXHIBIT 11

			                       STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
			                          (in thousands, except per share amounts)



                                    For The Three Months Ended December 31,
                                            1996                   1995
                                                Fully                   Fully
                                   Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock                      18,140      18,140      15,312      15,312
  Shares available under
     options                           835         926         621         621
  Issuable upon conversion
     of debentures                      -           18         -         2,636
                                   -------     -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding                18,975      19,084      15,933      18,569
                                   =======     =======     =======     =======


Net earnings                       $15,300     $15,300     $ 8,317     $ 8,317
Interest expense, net,
  on debentures                        -             5         -           428
                                   -------     -------     -------     -------
Net earnings applicable
  to common stock                  $15,300     $15,305     $ 8,317     $ 8,745
                                   =======     =======     =======     =======

Per share                          $   .81     $   .80     $   .52     $   .47
                                   =======     =======     =======     =======




					                                  EXHIBIT 11

			                     STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
			                          (in thousands, except per share amounts)



                                      For The Nine Months Ended December 31,
                                             1996                   1995
                                                 Fully                   Fully
                                    Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock                     16,921      16,921      14,461      14,461
  Shares available under
     options                          713         910         590         593
  Issuable upon conversion
     of debentures                    -         1,168         -         3,431
                                  -------     -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding               17,634      18,999      15,051      18,485
                                  =======     =======     =======     =======


Net earnings                      $42,096     $42,096     $25,374     $25,374
Interest expense, net,
  on debentures                       -           149         -         1,527
                                  -------     -------     -------     -------
Net earnings applicable
  to common stock                 $42,096     $42,245     $25,374     $26,901
                                  =======     =======     =======     =======

Per share                         $  2.39     $  2.22     $  1.69     $  1.46
                                  =======     =======     =======     =======













                                				      -57-